Exhibit 99.2

Tenside Apartments | Atlanta, GA

Park & Kingston Apartments | Charlotte, NC

BLUEROCK RESIDENTIAL GROWTH REIT™

Q2 2016 EARNINGS SUPPLEMENT

Listed on the NYSE MKT: BRG

Cheshire Bridge Apartments | Atlanta, GA

The Preserve at Henderson Beach | Destin, FL

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Bluerock Residential Growth REIT, Inc.
Second Quarter 2016
Supplement Financial Information
(Unaudited)

Table of Contents

Second Quarter Earnings Release	3

Financial and Operating Highlights	13

Share and Dividend Information	14

EBITDA and Interest Information	15

Financial Statistics	16

Recent Acquisitions and Pending Investments	17

Investments in Unconsolidated Real Estate Joint Ventures	18

Portfolio Information	19

Development Properties	20

Condensed Consolidated Balance Sheets	21

Consolidated Statements of Operations	22

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)	23

Debt Summary Information	24

Third Quarter 2016 Outlook	26

Definitions of Non-GAAP Financial Measures	27

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2016, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Second Quarter 2016 Results

New York, NY (August 8, 2016) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG, BRG PrA, and BRG PrC) (“the Company”) announced today its financial results for the quarter ended June 30, 2016.

Highlights

•	Total revenues grew 75% to $18.4 million for the quarter from $10.5 million for the prior year quarter primarily as a result of significant investment activity in the past year.

•	Net loss attributable to common stockholders for the second quarter of 2016 was $5.0 million, or $(0.24) per share as compared to a net loss of $0.6 million, or $(0.04) per share, in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $9.4 million in the second quarter of 2016 vs. $3.6 million for the prior year period.

•	Adjusted funds from operations attributable to common stockholders (“AFFO”) grew 42% to $4.4 million for the quarter from $3.1 million for the prior year quarter.

•	AFFO per diluted share is $0.21 for the second quarter of 2016 as compared to $0.19 for the second quarter of 2015, and exceeded guidance of $0.12 - $0.14.

•	Pro forma AFFO per share of $0.38 for the second quarter exceeded pro forma guidance of $0.27 to $0.29 per share.

•	The Company paid the full amount of the second quarter’s management fee of $1.4 million in LTIP Units in lieu of cash payment. This favorably impacted both AFFO per share and pro forma AFFO per share by $0.07.

•	Property Net Operating Income (NOI) grew 80% to $11.0 million for the quarter, from $6.1 million in the prior year quarter.

•	Property NOI margins improved 150 basis points to 59.8% of revenue for the quarter, from 58.3% of revenue in the prior year quarter.

•	Same store NOI increased 8.7% for the quarter, as compared to the prior year quarter.

•	Consolidated real estate investments, at cost, increased 25% to $699 million at June 30, 2016 from $557 million at December 31, 2015.

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•	The Company invested in one operating property totaling 336 units for a total purchase price of approximately $74.5 million subsequent to end of the quarter.

•	The Company declared a quarterly cash dividend on the 8.250% Series A Cumulative Redeemable Preferred Stock (“Series A preferred stock”) of $0.515625 per share for the second quarter, which was paid in cash on July 5, 2016.

•	The Company declared monthly dividends for the third quarter of 2016 equal to a quarterly rate of $0.29 per share on the Company's Class A common stock. This equates to an 8.9% annualized yield based on the closing price of $13.00 for the Class A common stock as of June 30, 2016.

•	The Company sold 1,890 Series B Units under its offering of up to 150,000 Units consisting of 150,000 shares of Series B redeemable preferred stock (“Series B Preferred Stock”) and warrants to purchase 3,000,000 shares of Class A common stock (“Series B Offering”) which commenced in February 2016.

•	The Company declared monthly dividends for the third quarter of 2016 of $5.00 per share on the Company’s Series B preferred stock.

•	The Company sold 146,460 Series A Preferred shares under its At-the-Market offering during the second quarter until suspension of selling activity for the following offerings.

•	On April 25, 2016, the Company completed an underwritten offering of 2,300,000 shares of Series A preferred stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $57.5 million.

•	On May 26, 2016, the Company completed an add-on offering of 400,000 shares of Series A preferred stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $10.0 million.

•	On July 19, 2016, the Company completed an underwritten offering of 2,300,000 shares of 7.625% Series C preferred stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s allotment for gross proceeds of $57.5 million.

Management Commentary

“We are pleased to report our operating performance for the second quarter with same store NOI growth of 8.7% and AFFO growth of 42%, which exceeded the high end of our guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. “With the capital raise during the quarter, we plan to execute upon the attractive opportunities in our current footprint of growth markets in the Sunbelt, from the Carolinas to Florida and Texas. Our focus remains on building one of the highest quality Class A portfolios in these markets, while growing our AFFO and AFFO per share accretively for our investors.”

Pending Investments at June 30, 2016

•	On July 14, 2016, the Company acquired a 90% leasehold interest in a 336-unit, Class A, mixed-use apartment community located in Atlanta, Georgia, known as Tenside Apartment Homes. The property was rebranded as ARIUM Westside. The total purchase price was approximately $74.5 million, funded in part with a $52.2 million senior mortgage loan secured by the leasehold interest in the property.

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•	The Company intends to make an acquisition of a 90% interest in a 480-unit apartment community in Atlanta, Georgia for a purchase price of approximately $69.5 million.

•	The Company has an agreement which entitles the Company to invest in a 276-unit to-be-built Class A apartment community located in Jacksonville, Florida. This convertible mezzanine loan investment of approximately $23 million is structured to provide us with a 15% current return on investment with an option to convert into majority indirect ownership of the underlying property upon stabilization.

•	An affiliate of the Company has a non-binding letter of intent which we expect will be assigned to us and will entitle the Company to invest in a 90-unit to-be-built Class A apartment community located in Boca Raton, Florida. Our investment will be structured as a convertible mezzanine loan investment of approximately $9 million to provide us with a 15% current return on investment together with an option to convert into a majority indirect ownership of the underlying property upon stabilization.

Second Quarter 2016 Financial Results

Net loss attributable to common stockholders for the second quarter of 2016 was $5.0 million, as compared to a net loss of $0.6 million in the prior year period. The change in net loss was primarily driven by positive increases in property NOI of $4.9 million and income of unconsolidated real estate joint ventures of $1.5 million due to the increase in the size of our invest-to-own portfolio, as offset by related increases in general and administrative expenses of $1.0 million (of which $0.8 million was non-cash expenses), in management fees of $0.7 million, interest expense of $1.9 million, depreciation and amortization expense of $4.0 million, and the Series A preferred stock income allocation of $3.1 million.

AFFO for the second quarter of 2016 increased by 42% to $4.4 million, or $0.21 per diluted share, as compared to $3.1 million, or $0.19 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by increases in property NOI of $4.9 million arising from significant investment activity in the past year and in income of unconsolidated real estate joint ventures of $1.5 million caused by expanding the size of our invest-to-own portfolio, offset by higher interest expense of $1.9 million.

Same Store Portfolio Performance

Same store NOI for the second quarter of 2016 increased by 8.7% from the same period in the prior year. There was a 6.1% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 4.7% increase in average rent per occupied unit, a 142 basis point increase in average occupancy and an additional 18 units acquired at our Lansbrook property. Same store expenses increased 2.2%.

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Portfolio Summary

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of June 30, 2016:

Operating Properties	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent (2)		% Occupied
ARIUM at Palmer Ranch	Sarasota, FL	2016	95%	320	$1,114		92%
ARIUM Grandewood	Orlando, FL	2005	95%	306	1,202		99%
ARIUM Gulfshore	Naples, FL	2016	95%	368	1,096		94%
ARIUM Palms	Orlando, FL	2008	95%	252	1,182		95%
Ashton Reserve	Charlotte, NC	2015	100%	473	1,085		94%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,633		95%
Fox Hill	Austin, TX	2010	95%	288	1,169		97%
Lansbrook Village	Palm Harbor, FL	2004	90%	617	1,206		91%
MDA Apartments	Chicago, IL	2006	35%	190	2,266		93%
Park & Kingston	Charlotte, NC	2015	96%	168	1,179		98%
Sorrel	Frisco, TX	2015	95%	352	1,288		95%
Sovereign	Fort Worth, TX	2015	95%	322	1,278		97%
Springhouse at Newport News	Newport News, VA	1985	75%	432	842		97%
The Preserve at Henderson Beach	Destin, FL	2009	100%	340	1,237		94%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,184		95%
Operating Properties Subtotal/Average				5,168	$1,209	(6)	95	%(6)

Convertible Preferred Equity Investments			Anticipated Ownership Interest After Conversion (3)		Pro Forma Average Rent (3)
Alexan CityCentre (5)	Houston, TX	2017	17%	340	$2,144		-
Alexan Southside Place (5)	Houston, TX	2018	62%	269	2,019		-
Cheshire Bridge (5)	Atlanta, GA	2017	78%	285	1,559		-
Domain Phase 1 (5)	Garland, TX	2018	90%	301	1,425		-
EOS (4)	Orlando, FL	2015	26%	296	1,211		79%
Flagler Village (5)	Fort Lauderdale, FL	2020	*	326	2,483		-
Lake Boone Trail (5)	Raleigh, NC	2018	72%	245	1,402		-
West Morehead (5)	Charlotte, NC	2018	80%	283	1,601		-
Whetstone (4)	Durham, NC	2015	93%	204	1,325		88%
Convertible Preferred Equity Investments Subtotal/Average				2,549	$1,719

Operating Properties and Convertible Preferred Equity Investments Total/Average				7,717	$1,384	(6)

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average monthly rent per occupied unit for all occupied units for the three months ended June 30, 2016. Sorrel was in lease-up during the period ended June 30, 2016, average actual rents were $1,194, net of up-front lease-up concessions.

(3) The Company has made a convertible preferred equity investment that is convertible into a common membership interest at BRG's option upon stabilization. The preferred investment earns a preferred return of 15%. Average rent is pro forma based on underwriting.

(4) Whetstone and EOS are currently convertible preferred equity investments providing a stated investment return and both properties are in lease-up and actual average rents were $1,162 and $1,206, respectively, net of upfront lease-up concessions.

(5) Property is currently in development.

(6) Total excludes Sorrel as the property was in lease-up during the period.

* The property is currently an equity method investment with common ownership.

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Q3 2016 Outlook

For the third quarter of 2016, the Company anticipates AFFO in the range of $0.08 to $0.10 per share, and $0.28 to $0.30 per share on a pro forma basis. For assumptions underlying earnings guidance, please see page 26 of Company’s Q2 2016 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On July 8, 2016, our board of directors authorized, and we declared, monthly dividends for the third quarter of 2016 equal to a quarterly rate of $0.29 per share on our Class A common stock, payable to the stockholders of record as of July 25, 2016, which was paid in cash on August 5, 2016, and as of August 25, 2016 and September 23, 2016, which will be paid in cash on September 5, 2016 and October 5, 2016, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of July 25, 2016, $0.096667 per share for the dividend which will be paid to stockholders of record as of August 25, 2016, and September 23, 2016. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

On July 8, 2016, our board of directors authorized, and we declared, a monthly dividend of $5.00 per Series B preferred stock, payable to the stockholders of record as of July 25, 2016, which was paid in cash on August 5, 2016 and as of August 25, 2016 and September 23, 2016, which will be paid in cash on September 5, 2016 and October 5, 2016.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

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In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

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We have acquired interests in seven additional properties and four investments accounted for on the equity method of accounting and sold two properties subsequent to June 30, 2015. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	6,769	2,647	13,239	4,559
Loss (gain) on sale of joint venture interests	-	2	-	(5,322)
FFO Attributable to Common Stockholders	$1,726	$2,067	$4,060	$1,968

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	65	72	148	95
Acquisition and disposition costs	227	210	1,373	685
Normally recurring capital expenditures	(208)	(184)	(416)	(298)
Preferred stock accretion	166	-	289	-
Non-cash equity compensation	2,400	927	4,218	2,292
AFFO Attributable to Common Stockholders	$4,376	$3,092	$9,672	$4,742

Weighted average common shares outstanding-diluted	20,688,631	16,353,209	20,611,802	14,471,856

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.08	$0.13	$0.20	$0.14
AFFO Attributable to Common Stockholders - diluted	$0.21	$0.19	$0.47	$0.33
Pro forma AFFO Attributable to Common Stockholders - diluted (2)	$0.38	N/A	N/A	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended June 30, 2016 assumes the investment of $80 million (consisting of available cash, earnest money deposits, expected loan proceeds, and net offering proceeds) had occurred on April 1, 2016: (i) additional investment of approximately $2 million in the Lake Boone convertible preferred equity investment, (ii) investment of approximately $23 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Jacksonville MSA; (iii) investment of approximately $15 million in convertible preferred equity in a development asset in the Dallas MSA; (iv) investment of approximately $14 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Ft. Lauderdale, FL; and (v) investment of approximately $9 million in a convertible mezzanine loan structure in a development asset an affiliate of the Company has under binding LOI in Boca Raton MSA. Pro forma guidance also assumes that $17 million is invested 65% in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%, and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at April 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

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Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income attributable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731
Net (loss) income attributable to noncontrolling interest	(54)	(122)	(150)	5,912
Interest expense	4,589	2,726	8,817	5,018
Depreciation and amortization	7,789	3,741	15,298	6,506
Preferred stock accretion	168	-	293	-
Non-cash equity compensation	2,436	936	4,281	2,331
Acquisition costs	249	221	1,457	670
Gain on sale of unconsolidated real estate joint venture interest	-	15	-	(11,292)
EBITDA	$10,134	$6,935	$20,817	$11,876

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

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The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income attributable to common stockholders as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Six Months Ended (2)
	June 30,		June 30,
	2016	2015	2016	2015
Net operating income
Same store	$6,242	$5,740	10,496	9,651
Non-same store	4,768	357	10,555	1,755
Total net operating income	11,010	6,097	21,051	11,406
Less:
Interest expense	4,510	2,676	8,651	5,041
Total property income	6,500	3,421	12,400	6,365
Less:
Noncontrolling interest pro-rata share of property income	1,065	941	2,081	1,877
Other (income) loss related to JV/MM entities	-	36	-	53
Pro-rata share of properties’ income	5,435	2,444	10,319	4,435
Less pro-rata share of:
Depreciation and amortization	6,769	2,647	13,239	4,559
Amortization of non-cash interest expense	65	71	148	96
Management fees	1,394	701	2,591	-
Acquisition and disposition costs	227	210	1,373	2,120
Corporate operating expenses	1,666	732	2,935	685
Preferred dividends	2,924	-	4,385	1,639
Preferred stock accretion	166	-	289
Add pro-rata share of:
Other income	-	51	-	68
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,733	1,286	5,462	2,005
Gain on sale of joint venture interest, net of fees	-	(2)	-	5,322
Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731

(1) Same Store sales for the three months ended June 30, 2016 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, Lansbrook Village, ARIUM Grandewood, Fox Hill, and Park & Kingston.

(2) Same Store sales for the six months ended June 30, 2016 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments,Village Green of Ann Arbor, Lansbrook Village, and ARIUM Grandewood.

Conference Call

All interested parties can listen to the live conference call webcast at 11:00 AM ET on Monday, August 8, 2016 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until October 8, 2016 at http://services.choruscall.com/links/blue160808, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10090743.

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About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2016, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

##

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Bluerock Residential Growth REIT, Inc.
Financial and Operating Highlights
For the Three and Six Months Ended June 30, 2016
(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
OPERATING INFORMATION	2016	2015	% Change	2016	2015	% Change
Total revenue	$18,399	10,469	75.7%	$35,033	19,505	79.6%

Property NOI margins	59.8%	58.3%	2.6%	60.1%	57.8%	4.0%

Property NOI	$11,010	6,107	80.3%	$21,051	11,279	86.6%

General and administrative expenses as a percentage of revenue(1)	3.7%	4.9%	-24.5%	3.8%	5.0%	-24.0%

Net (loss) income per common share - Diluted	$(0.24)	(0.04)	-	$(0.45)	0.19	-

AFFO attributable to common shareholders per share(2)	$0.21	0.19	10.5%	$0.47	0.33	42.4%

Pro forma AFFO attributable to common shareholders per share(3)	$0.38	N/A	-	N/A	N/A	-

Dividend per share	$0.29	0.29	-	$0.58	0.58	-

(1) General and administrative expenses exclude non-cash expense, such as non-cash equity compensation.

(2) See page 27 for the Company's definition of this non-GAAP measurement and reasons for using it.

(3) Pro forma AFFO for the three months ended June 30, 2016 assumes the investment of $80 million (consisting of available cash, earnest money deposits, expected loan proceeds, and net offering proceeds) had occurred on April 1, 2016: (i) additional investment of approximately $2 million in the Lake Boone convertible preferred equity investment, (ii) investment of approximately $23 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Jacksonville MSA; (iii) investment of approximately $15 million in convertible preferred equity in a development asset in the Dallas MSA; (iv) investment of approximately $14 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Ft. Lauderdale, FL; and (v) investment of approximately $9 million in a convertible mezzanine loan structure in a development asset an affiliate of the Company has under binding LOI in Boca Raton MSA. Pro forma guidance also assumes that $17 million is invested 65% in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%, and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at April 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

13

Bluerock Residential Growth REIT, Inc.
Share and Dividend Information
Second Quarter 2016
(Unaudited and dollars in thousands except for share and per share data)

Weighted Average Common Stock and Units Outstanding for the quarter ended June 30, 2016
Class A common stock	19,565,055
LTIP Units	1,123,576
OP Units	305,568
Weighted Average Common Stock and Units Outstanding, Diluted	20,994,199

Outstanding Common Stock and Units at June 30, 2016	21,040,917

Outstanding 8.250% Series A Cumulative Redeemable Preferred Stock at June 30, 2016	5,721,460

Outstanding Series B Redeemable Preferred Stock at June 30, 2016	1,890

Common Stock Dividend Yield
Annualized common stock dividend rate (2)	$1.16
Price per common share (3)	$13.00
Annualized common stock dividend yield	8.92%

(1) Annualized rate based on $0.29 per common share quarterly dividend for the quarter ending June 30, 2016, paid monthly. Actual dividend amounts will be determined by the Board of Directors.

(2) Closing common stock price of $13.00 as of June 30, 2016.

14

Bluerock Residential Growth REIT, Inc.
EBITDA and Interest Information
Second Quarter 2016
(Unaudited and dollars in thousands)

	Consolidated	Noncontrolling Interests' Share	BRG's Share
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2016	June 30, 2016	June 30, 2016
Q2 EBITDA CALCULATION
Net (loss) income attributable to common stockholders	$(5,043)	$-	$(5,043)
Net (loss) income attributable to noncontrolling interest	(54)	54	-
Interest expense	4,589	(792)	3,797
Acquisition costs	249	(22)	227
Depreciation and amortization	7,789	(1,020)	6,769
Preferred stock accretion	168	(2)	166
Non-cash equity compensation	2,436	(36)	2,400
EBITDA (1)	$10,134	$(1,818)	$8,316
Adjusted Q2 EBITDA calculation (2)
EBITDA	$10,134	$(1,818)	$8,316
Adjustment	35	-	35
Adjusted Q2 EBITDA	$10,169	$(1,818)	$8,351
Adjusted Q2 EBITDA annualized	$40,676	$(7,272)	$33,404
Adjusted Q2 interest calculation (2)(3)
Interest Expense	$4,536	$(830)	$3,706
Adjustment	-	-	-
Adjusted Q2 interest expense	$4,536	$(830)	$3,706
Adjusted Q2 interest expense annualized	$18,144	$(3,320)	$14,824

(1) See page 28 for a reconciliation of net income applicable to common shares to EBITDA and the Company's definition of EBITDA and reasons for using it.

(2) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following investment activity assuming the transactions had occurred on April 1, 2016: (i) additional investment in Alexan CityCentre and (ii) additional investment in Flagler Village. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

15

Bluerock Residential Growth REIT, Inc.
Financial Statistics
Second Quarter 2016
(Unaudited and dollars in thousands except for share and per share data)

			Noncontrolling
	Consolidated		Interests' Share	BRG's Share
	Three Months Ended		Three Months Ended	Three Months Ended
	June 30, 2016		June 30, 2016	June 30, 2016

Interest Coverage Ratio
Adjusted Q2 EBITDA *	$10,169		$(1,818)	$8,351
Adjusted Q2 interest expense (4) *	$4,536		$(830)	$3,706
Interest Coverage Ratio	2.24	x		2.25	x

Quarterly Fixed Charge Coverage Ratio
Adjusted Q2 interest expense (4) *	$4,536		$(830)	$3,706
Secured debt principal amortization	$669		$(215)	$454
Total fixed charges	$5,205		$(1,045)	$4,160
Adjusted Q2 EBITDA *	$10,169		$(1,818)	$8,351
Adjusted Q2 EBITDA fixed charge coverage ratio	1.95	x		2.01	x

Net Debt / Adjusted EBITDA Ratio
Total debt (1)	$481,861		$(75,576)	$406,285
Less: cash (3)	$(101,087)		$3,693	$(97,394)
Net debt (less cash)	$380,774		$(71,883)	$308,891
Adjusted Q2 EBITDA (annualized)*	$40,676		$(7,272)	$33,404
Net Debt / Adjusted EBITDA Ratio	9.36	x		9.25	x

Leverage as a Percentage of assets
Total debt (1)	$481,861		$(75,576)	$406,285
Total undepreciated assets (2)	$893,315		$(118,266)	$775,049
Total Debt / Total Undepreciated Assets	53.9%			52.4%
Net Debt / Total Undepreciated Assets	42.6%			39.9%

Leverage as a Percentage of Enterprise Value
Total market cap (5)	$423,125		$-	$423,125
Total debt (1)	$481,861		$(75,576)	$406,285
Total Enterprise Value	$904,986		$(75,576)	$829,410
Total Debt / Total Enterprise Value	53.2%			49.0%
Net Debt / Total Enterprise Value	42.1%			37.2%

(1) Total debt excludes amortization of fair market value adjustments of $3.0 million and deferred financing costs of $4.9 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

(5) Total market cap is calculated by using common shares, preferred shares, and equivalents (LTIP Units) times the June 30, 2016 closing share prices.

* Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following investment activity assuming the transactions had occurred on April 1, 2016: (i) additional investment in Alexan CityCentre and (ii) additional investment in Flagler Village. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts. See prior page for calculations.

16

Bluerock Residential Growth REIT, Inc.
Recent Acquisitions and Pending Investments
(Unaudited and dollars in millions, except unit and per unit data)

Summary of Recent Acquisitions and Pending Investments

Property	Location	Date of Investment	Year Built/ Renovated(4)	Number of Units	Ownership Interest in Property	Purchase Price		Average Rent(3)
Recent Acquisitions
ARIUM at Palmer Ranch	Sarasota, FL	1/5/2016	2016	320	95.0%	$39.3		$1,114
ARIUM Gulfshore	Naples, FL	1/5/2016	2016	368	95.0%	47.0		1,096
West Morehead(1)	Charlotte, NC	1/6/2016	2018	283	*	20.2	(2)	1,601
The Preserve at Henderson Beach	Destin, FL	3/15/2016	2009	340	100.0%	53.7		1,237

Total/Average for recent acquisitions				1,311		$160.2		$1,243
Pending Investments at June 30, 2016
Boca Townhomes(1)	Boca Raton, FL		2017	90	*	9.1	(2)	2,316
East San Marco(1)	Jacksonville, FL		2018	276	*	23.0	(2)	1,826
Tenside Apartment Homes(5)	Atlanta, GA		2008	336	90.0%	74.5		1,444
Atlanta Asset	Atlanta, GA		1990	480	90.0%	69.5		1,037
Total/Average for pending investments				1,182		$176.1		$1,436
Total recent acquisitions and pending investments				2,493		$336.3		$1,333

(1) Property is currently under development.

(2) Represents estimated convertible preferred equity investment.

(3) Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended June 30, 2016. The average rent for West Morehead, Boca Townhomes, East San Marco, Tenside Apartment Homes, and Atlanta Asset is pro forma based on underwriting.

(4) All dates are for the year construction was completed or expects to be completed, or the date that a significant renovation has or will be completed.

(5) Tenside Apartment Homes was acquired on July 14, 2016.

* The Company has made or plans to make a convertible preferred equity investment or a convertible mezzanine loan structure that is convertible into a common membership interest at BRG's option upon stabilization. The preferred investment earns or will earn a preferred return of 15%.

17

Bluerock Residential Growth REIT, Inc.
Investments in Unconsolidated Real Estate Joint Ventures
(Unaudited and dollars in millions, except unit and per unit data)

For the Three Months Ended June 30, 2016

Multifamily Community Name	Location	Number of Units	Investment as of April 1, 2016	Additional Investments (Dispositions) during the quarter	Investment as of June 30, 2016	Preferred Return	Income Earned during the quarter

Alexan CityCentre	Houston, TX	340	$6,505	$890	$7,395	15%	$253
Alexan Southside	Houston, TX	269	17,322	-	17,322	15%	648
Cheshire Bridge	Atlanta, GA	285	16,360	-	16,360	15%	612
Domain Phase 1	Garland, TX	301	3,733	-	3,733	15%	140
EOS	Orlando, FL	296	3,629	-	3,629	15%	134
Flagler Village	Fort Lauderdale, FL	326	8,189	592	8,781	*	2
Lake Boone Trail	Raleigh, NC	245	9,919	-	9,919	15%	371
West Morehead	Charlotte, NC	283	3,493	-	3,493	15%	131
Whetstone	Durham, NC	204	12,932	-	12,932	15%	484
		2,549	$82,082	$1,482	$83,564		$2,775

For the Six Months Ended June 30, 2016

Multifamily Community Name	Location	Number of Units	Investment as of January 1, 2016	Additional Investments (Dispositions) during the year	Investment as of June 30, 2016	Preferred Return	Income Earned during the year

Alexan CityCentre	Houston, TX	340	$6,505	$890	$7,395	15%	496
Alexan Southside	Houston, TX	269	17,322	-	17,322	15%	1,296
Cheshire Bridge	Atlanta, GA	285	16,360	-	16,360	15%	1,224
Domain Phase 1	Garland, TX	301	3,806	(73)	3,733	15%	277
EOS	Orlando, FL	296	3,629	-	3,629	15%	272
Flagler Village	Fort Lauderdale, FL	326	5,451	3,330	8,781	*	(1)
Lake Boone Trail	Raleigh, NC	245	9,919	-	9,919	15%	742
West Morehead	Charlotte, NC	283	-	3,493	3,493	15%	294
Whetstone	Durham, NC	204	12,231	701	12,932	15%	943
		2,549	$75,223	$8,341	$83,564		$5,543

* The property is currently an equity method investment with common ownership.

18

Bluerock Residential Growth REIT, Inc.
Portfolio Information
Second Quarter 2016
(Unaudited)

Properties	Location	Number of Units	Year Built/ Renovated(1)	Average Rent(2)		Revenue per Occupied Unit(3)	Average Occupancy
Operating Properties:
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	$1,114		$1,136	97.4%
ARIUM Grandewood	Orlando, FL	306	2005	1,202		1,259	97.4%
ARIUM Gulfshore	Naples, FL	368	2016	1,096		1,114	96.4%
ARIUM Palms	Orlando, FL	252	2008	1,182		1,223	93.9%
Ashton Reserve	Charlotte, NC	473	2015	1,085		1,099	93.1%
Enders Place at Baldwin Park	Orlando, FL	220	2003	1,633		1,696	96.1%
EOS(4)	Orlando, FL	296	2015	1,211		N/A	N/A
Fox Hill	Austin, TX	288	2010	1,169		1,239	97.9%
Lansbrook Village	Palm Harbor, FL	617	2004	1,206		1,278	92.1%
MDA Apartments	Chicago, IL	190	2006	2,266		2,290	97.1%
Park & Kingston	Charlotte, NC	168	2015	1,179		1,221	94.9%
Sorrel(5)	Frisco, TX	352	2015	1,288		N/A	N/A
Sovereign	Fort Worth, TX	322	2015	1,278		1,363	95.2%
Springhouse at Newport News	Newport News, VA	432	1985	842		867	96.7%
The Preserve at Henderson Beach	Destin, FL	340	2009	1,237		1,303	96.9%
Village Green of Ann Arbor	Ann Arbor, MI	520	2013	1,184		1,218	94.8%
Whetstone(4)	Durham, NC	204	2015	1,325		N/A	N/A
Total Operating Properties		5,668		1,209	(6)	1,254	94.0%

Development Properties:
Alexan CityCentre	Houston, TX	340	2017	2,144	(7)	N/A	N/A
Alexan Southside Place	Houston, TX	269	2018	2,019	(7)	N/A	N/A
Cheshire Bridge	Atlanta, GA	285	2017	1,559	(7)	N/A	N/A
Domain Phase 1	Garland, TX	301	2018	1,425	(7)	N/A	N/A
Flagler Village	Fort Lauderdale, FL	326	2020	2,483	(7)	N/A	N/A
Lake Boone Trail	Raleigh, NC	245	2018	1,402	(7)	N/A	N/A
West Morehead	Charlotte, NC	283	2018	1,601	(7)	N/A	N/A
Total Development Properties		2,049		1,832		N/A	N/A

Total Operating and Development Properties		7,717		$1,393	(6)	$1,254	94.0%

Pending Properties:
Boca Townhomes		90	2017	2,316		N/A	N/A
East San Marco		276	2018	1,826		N/A	N/A
Tenside Apartment Homes(8)		336	2008	1,444		N/A	N/A
Atlanta Asset		480	1990	1,037		N/A	N/A
Total Pending Properties		1,182		$1,436		N/A	N/A

Total Portfolio Including Pending Properties		8,899		$1,399	(6)	$1,254	94.0%

(1)	Represents date of last significant renovation or year built if there were no renovations.
(2)	Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended June 30, 2016. The average rent for Whetstone, Sorrel, and EOS, which are still in lease-up, is pro forma based on underwriting.
(3)	Revenue per occupied unit is total revenue divided by average number of occupied units for the three months ended June 30, 2016.
(4)	Whetstone and EOS are currently preferred equity investments providing a stated investment return and both properties are in lease-up and actual average rents were $1,162 and $1,206, respectively, net of upfront lease-up concessions.
(5)	Sorrel was in lease-up during the period ended June 30, 2016, average actual rents were $1,194, net of up-front lease-up concessions.
(6)	Total excludes Whetstone, EOS, and Sorrel as the properties were in lease-up during the period.
(7)	Represents pro forma rent upon stabilization based on current underwriting.
(8)	Tenside Apartment Homes was acquired on July 14, 2016.

19

Bluerock Residential Growth REIT, Inc.
Development Properties
As of June 30, 2016
(Unaudited and dollars in millions)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 12 of this document for a discussion of risks and uncertainties.

					Estimated/Actual Dates for
Under Construction(1)	Total Units	Total Estimated Construction Cost	Cost to Date	Total Available Financing	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations(2)
Alexan CityCentre	340	$81.8	$40.6	$57.0	4Q14	2Q17	4Q17	2Q18
Alexan Southside Place	269	$48.6	$6.3	$31.6	4Q15	4Q17	2Q18	4Q18
Cheshire Bridge	285	$48.7	$16.2	$36.5	4Q15	1Q17	3Q17	4Q17
Domain Phase 1	301	$50.7	$5.1	$33.1	4Q16	2Q18	3Q18	1Q19
Flagler Village	326	$107.8	$15.8	$75.5	4Q17	2Q19	2Q20	2Q21
Lake Boone Trail	245	$40.2	$9.9	$25.8	2Q16	1Q18	3Q18	2Q19
West Morehead	283	$57.9	$7.5	$40.0	4Q16	2Q18	4Q18	2Q19

(1) Properties are under development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization, except Flagler Village.

(2) We defined stabilized occupancy as the earlier of the attainment of 90% physical occupancy or one year after the completion of construction.

20

Bluerock Residential Growth REIT, Inc.
Condensed Consolidated Balance Sheets
Second Quarter 2016
(Unaudited and dollars in thousands except for share and per share data)

	June 30,	December 31,
	2016	2015

ASSETS
Net Real Estate Investments
Land	$80,637	$65,057
Building and improvements	562,769	474,608
Furniture, fixtures and equipment	19,846	17,155
Total Gross Real Estate Investments	663,252	556,820
Accumulated depreciation	(29,403)	(23,437)
Total Net Operating Real Estate Investments	633,849	533,383
Operating real estate held for sale, net	30,931	-
Total Net Real Estate Investments	664,780	533,383
Cash and cash equivalents	91,110	68,960
Restricted cash	9,642	11,669
Due from affiliates	951	861
Accounts receivable, prepaid and other assets	7,787	6,742
Preferred equity investments and investments in unconsolidated real estate joint ventures	83,564	75,223
In-place lease intangible assets, net	851	2,389
Non-real estate assets associated with operating real estate held for sale	346	-
Total Assets	$859,031	$699,227

LIABILITIES AND EQUITY
Mortgages payable	$456,451	$380,102
Mortgage payable associated with operating real estate held for sale	23,505	-
Accounts payable	691	587
Other accrued liabilities	10,719	7,013
Due to affiliates	1,680	1,485
Distributions payable	4,994	3,163
Liabilities associated with operating real estate held for sale	406	-
Total Liabilities	498,446	392,350

8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 and 2,875,000 shares authorized and 5,721,460 and 2,875,000 issued and outstanding, as of June 30, 2016 and December 31, 2015, respectively	138,024	69,165
Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 150,000 shares authorized, 1,890 and none issued and outstanding, as of June 30, 2016 and December 31, 2015, respectively	1,658	-

Stockholders' Equity
Preferred stock, $0.01 par value, 238,975,000 shares authorized; none issued and outstanding	-	-
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 19,565,468 and 19,202,112 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	196	192
Common stock - Class B-3, $0.01 par value, 804,605 shares authorized; none and 353,629 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	-	4
Additional paid-in-capital	252,648	248,484
Distributions in excess of cumulative earnings	(62,633)	(41,496)
Total Stockholders' Equity	190,211	207,184

Noncontrolling Interests
Operating partnership units	2,595	2,908
Partially owned properties	28,097	27,620
Total Noncontrolling Interests	30,692	30,528
Total Equity	220,903	237,712
TOTAL LIABILITIES AND EQUITY	$859,031	$699,227

21

Bluerock Residential Growth REIT, Inc.
Consolidated Statements of Operations
For the Three Months Ended June 30, 2016 and 2015
(Dollars in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Net rental income	$17,513	$9,918	$33,441	$18,562
Other property revenues	886	551	1,592	943
Total revenues	18,399	10,469	35,033	19,505
Expenses
Property operating	7,389	4,362	13,982	8,226
General and administrative	1,704	738	2,978	1,666
Management fees	1,415	706	2,629	2,155
Acquisition costs	249	221	1,457	670
Depreciation and amortization	7,789	3,741	15,298	6,506
Total expenses	18,546	9,768	36,344	19,223
Operating (loss) income	(147)	701	(1,311)	282
Other income (expense)
Other income	-	41	-	62
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,775	1,295	5,543	2,025
Equity in gain on sale of unconsolidated real estate joint venture interests	-	(15)	-	11,292
Interest expense, net	(4,589)	(2,726)	(8,817)	(5,018)
Total other (expense) income	(1,814)	(1,405)	(3,274)	8,361

Net (loss) income	(1,961)	(704)	(4,585)	8,643

Preferred stock dividends	(2,968)	-	(4,451)	-
Preferred stock accretion	(168)	-	(293)	-

Net (loss) income attributable to noncontrolling interests
Operating partnership units	(75)	(10)	(136)	65
Partially-owned properties	21	(112)	(14)	5,847
Net (loss) income attributable to noncontrolling interest	(54)	(122)	(150)	5,912
Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731

22

Bluerock Residential Growth REIT, Inc.
Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) Attributable to Common Stockholders
For the Three and Six Months Ended June 30, 2016 and 2015
(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	6,769	2,647	13,239	4,559
Loss (gain) on sale of joint venture interests	-	2	-	(5,322)
FFO Attributable to Common Stockholders(2)	$1,726	$2,067	$4,060	$1,968

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	65	72	148	95
Acquisition and disposition costs	227	210	1,373	685
Normally recurring capital expenditures	(208)	(184)	(416)	(298)
Preferred stock accretion	166	-	289	-
Non-cash equity compensation	2,400	927	4,218	2,292
AFFO Attributable to Common Stockholders(2)	$4,376	$3,092	$9,672	$4,742

Weighted average common shares outstanding - diluted(3)	20,688,631	16,353,209	20,611,802	14,471,856

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.08	$0.13	$0.20	$0.14
AFFO Attributable to Common Stockholders - diluted	$0.21	$0.19	$0.47	$0.33
Pro forma AFFO Attributable to Common Stockholders - diluted (4)	$0.38	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2)    See page 27 for the Company's definitions of these non-GAAP measurements. Individual line items included in FFO and AFFO calculations include results from discontinued operations where applicable.

(3)    Total weighted average shares for the quarter, including OP units of 305,568 was 20,994,199. AFFO related to the OP units is excluded from the calculation above. When including both, AFFO attributable to OP units and 305,568 of OP units in the weighted average share count, in the above calculation, AFFO is $0.21 per share.

(4)    Pro forma AFFO for the three months ended June 30, 2016 assumes the investment of $80 million (consisting of available cash, earnest money deposits, expected loan proceeds, and net offering proceeds) had occurred on April 1, 2016: (i) additional investment of approximately $2 million in the Lake Boone convertible preferred equity investment, (ii) investment of approximately $23 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Jacksonville MSA; (iii) investment of approximately $15 million in convertible preferred equity in a development asset in the Dallas MSA; (iv) investment of approximately $14 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Ft. Lauderdale, FL; and (v) investment of approximately $9 million in a convertible mezzanine loan structure in a development asset an affiliate of the Company has under binding LOI in Boca Raton MSA. Pro forma guidance also assumes that $17 million is invested 65% in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%, and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at April 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

23

Bluerock Residential Growth REIT, Inc.
Debt Summary Information
As of June 30, 2016
(Unaudited and dollars in thousands except for share and per share data)

Debt Outstanding

	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
ARIUM Grandewood	$29,444	2.14%	Floating (1)	December 1, 2024
ARIUM Gulf Shore	32,626	2.64%	Floating (2)	February 1, 2023
ARIUM Palmer Ranch	26,925	2.64%	Floating (3)	February 1, 2023
ARIUM Palms	24,999	2.69%	Floating (4)	September 1, 2022
Ashton Reserve I	31,900	4.67%	Fixed	December 1, 2025
Ashton Reserve II	15,270	3.09%	Floating (5)	January 1, 2026
Enders Place at Baldwin Park (6)	24,946	4.30%	Fixed	November 1, 2022
Fox Hill	26,705	3.57%	Fixed	April 1, 2022
Lansbrook Village	44,405	4.41%	Blended (7)	March 31, 2018
MDA Apartments	37,386	5.35%	Fixed	January 1, 2023
Park & Kingston (8)	18,432	3.41%	Fixed	April 1, 2020
Sorrel	38,684	2.76%	Floating (9)	May 1, 2023
Sovereign	28,880	3.46%	Fixed	November 10, 2022
The Preserve at Henderson Beach	37,318	4.65%	Fixed	January 5, 2023
Village Green of Ann Arbor	41,940	3.92%	Fixed	October 1, 2022
Total	459,860
Fair value adjustments	1,451
Deferred financing costs, net	(4,860)
Total continuing operations	$456,451
Held for sale
Springhouse at Newport News	$22,001	5.66%	Fixed	January 1, 2020
Fair value adjustments	1,507
Deferred financing costs, net	(3)
Total held for sale	$23,505
Total	$479,956

Weighted Average Interest Rate	3.76%

(1) ARIUM Grandewood loan bears interest at a floating rate of 1.67% plus one month LIBOR. At June 30, 2016, the interest rate was 2.14%.

(2) ARIUM Gulf Shore loan bears interest at a floating rate of 2.17% plus one month LIBOR. At June 30, 2016, the interest rate was 2.64%.

(3) ARIUM at Palmer Ranch loan bears interest at a floating rate of 2.17% plus one month LIBOR. At June 30, 2016, the interest rate was 2.64%.

(4) ARIUM Palms loan bears interest at a floating rate of 2.22% plus one month LIBOR. At June 30, 2016, the interest rate was 2.69%.

(5) Ashton II loan bears interest at a floating rate of 2.62% plus one month LIBOR. At June 30, 2016, the interest rate was 3.09%.

(6) The principal includes a $17.0 million loan at a 3.97% interest rate and a $7.9 million supplemental loan at a 5.01% interest rate.

(7) The principal balance includes the initial advance of $42.0 million at a fixed rate of 4.45% and an additional advance of $2.4 million that bears interest at a floating rate of three month LIBOR plus 3.00%. At June 30, 2016, the additional advance had an interest rate of 3.69%.

(8) The principal includes a $15.3 million loan at a 3.21% interest rate and a $3.1 million supplemental loan at a 4.34% interest rate.

(9) Sorrel loan bears interest at a floating rate of 2.29% plus one month LIBOR. At June 30, 2016, the interest rate was 2.76%.

24

Bluerock Residential Growth REIT, Inc.
Debt Summary Information Continued
As of June 30, 2016
(Unaudited and dollars in thousands except for share and per share data)

Debt Maturity Schedules

Year	Fixed Rate	Floating Rate	Total	% of Total
2016 (July 1 - December 31)	$1,699	$21	$1,720	0.36%
2017	4,103	44	4,147	0.86%
2018	45,055	2,339	47,394	9.84%
2019	4,561	437	4,998	1.04%
2020	43,512	1,538	45,050	9.35%
Thereafter	212,578	165,974	378,552	78.56%
	$311,508	$170,353	$481,861	100.00%
Fair Value Adjustments	2,958	-	2,958
Total	$314,466	$170,353	$484,819

	Amounts	% of Total	Weighted Average Rates	Weighted Average Maturities (years)
Continuing Operations
Secured Fixed Rate Debt	$290,958	63.1%	4.28%	5.8
Secured Floating Rate Debt	170,353	36.9%	2.64%	7.1
Total Secured Continuing Operations	$461,311	100.0%	3.68%	6.3

Held for Sale
Secured Fixed Rate Debt:	$23,508	100.0%	5.66%	3.5
Secured Floating Rate Debt:	-	-	-	-
Total Secured Held for Sale	$23,508	100.0%	5.66%	3.5

Total	$484,819	100.0%	3.76%	6.2

25

Bluerock Residential Growth REIT, Inc.
2016 Third Quarter Outlook
(Unaudited and dollars in thousands except for per share data)

	2016 Third Quarter Outlook
	($ in thousands except per share amounts)
	Q3 - Projected (8)	Q3 - Proforma (7) (8)
Earnings
Adjusted Funds From Operations Attributable to Common Stockholders per share	$0.08 - $0.10	$0.28 - $0.30

Operations
Revenue (1)	$18,530 - $18,740	$22,210 - $22,420
Property Operating Margin	58.0% - 60.4%	58.4% - 60.4%
Interest expense	$4,790	$5,720
General and administrative expenses as percentage of revenue (2)	3.6% - 3.5%	2.9% - 2.8%
Management fees	$1,690	$1,725
Depreciation and amortization expense	$6,260	*
Depreciation and amortization recapture (3)	85.8%	*
Equity in operating earnings in unconsolidated subsidiaries (4)	$2,830	$6,350
Noncontrolling interest (5)	3.6% - (2.2)%	0.3% - 14.3%
Recurring capex (6)	$290 - $260	$350 - $320

* Amount is indeterminable.

(1) Revenue includes only property level revenues and excludes income from preferred investments, which flow through the "Equity in operating earnings of unconsolidated subsidiaries" line item.

(2) General and administrative expenses exclude non-cash expenses, such as non-cash equity compensation.

(3) Represents estimated recapture of the Company's pro-rata share of depreciation for AFFO purposes and excludes depreciation and amortization on forecasted acquisitions.

(4) Represents the Company's share of income from unconsolidated subsidiaries including preferred investment income.

(5) Represents estimated net income/loss (excluding non-cash equity compensation, gain on sale of real estate assets, acquisition costs and depreciation on forecasted acquisitions) attributable to non-controlling interest of OP unit holders and joint venture partner interests.

(6) Estimate of the Company's pro-rata share of recurring capital expenditures for AFFO purposes.

(7) Pro forma guidance assumes the investment of $155 million (consisting of available cash, earnest money deposits, expected loan proceeds, and net offering proceeds) had occurred on July 1, 2016: (i) additional investment of approximately $2 million in the Lake Boone convertible preferred equity investment; (ii) additional investment of approximately $17 million in the West Morehead convertible preferred equity investment; (iii) investment of approximately $23 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Jacksonville MSA; (iv) investment of approximately $17 million in convertible preferred equity in the development asset in the Dallas MSA; (v) investment of approximately $3 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Ft. Lauderdale FL; (vi) investment of approximately $9 million in a convertible mezzanine loan structure in a development asset the Company has under binding LOI in Boca Raton MSA; (vii) investment of approximately $22 million in Tenside Apartments in Georgia which closed on July 14, 2016; and (viii) investment of approximately $24 million in an operating asset located in the Atlanta MSA. Proforma guidance also assumes that $38 million is invested 65% in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%, and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at July 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

(8) The Company has not reconciled projected and pro forma Adjusted Funds From Operations Attributable to Common Shareholders per share (“AFFO”) guidance to the corresponding GAAP financial measure because it does not provide guidance for various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of its control and cannot be reasonably predicted. Accordingly, reconciliations to the corresponding GAAP financial measures are not available.

26

Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”), is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in seven additional properties and four investments accounted for on the equity method of accounting and sold two properties subsequent to June 30, 2015. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

27

Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures
(Unaudited and dollars in thousands except for share and per share data)

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common shares to EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731
Net (loss) income attributable to noncontrolling interest	(54)	(122)	(150)	5,912
Interest expense	4,589	2,726	8,817	5,018
Depreciation and amortization	7,789	3,741	15,298	6,506
Preferred stock accretion	168	-	293	-
Non-cash equity compensation	2,436	936	4,281	2,331
Acquisition costs	249	221	1,457	670
Equity in gain on sale of real estate assets of unconsolidated joint ventures	-	15	-	(11,292)
EBITDA	$10,134	$6,935	$20,817	$11,876

28

Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures
(Unaudited and dollars in thousands except for share and per share data)

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

	Three Months Ended (1)		Six Months Ended (2)
	June 30,		June 30,
	2016	2015	2016	2015
Net operating income
Same store	$6,242	$5,740	10,496	9,651
Non-same store	4,768	357	10,555	1,755
Total net operating income	11,010	6,097	21,051	11,406
Less:
Interest expense	4,510	2,676	8,651	5,041
Total property income	6,500	3,421	12,400	6,365
Less:
Noncontrolling interest pro-rata share of property income	1,065	941	2,081	1,877
Other (income) loss related to JV/MM entities	-	36	-	53
Pro-rata share of properties’ income	5,435	2,444	10,319	4,435
Less pro-rata share of:
Depreciation and amortization	6,769	2,647	13,239	4,559
Amortization of non-cash interest expense	65	71	148	96
Management fees	1,394	701	2,591	-
Acquisition and disposition costs	227	210	1,373	2,120
Corporate operating expenses	1,666	732	2,935	685
Preferred dividends	2,924	-	4,385	1,639
Preferred stock accretion	166	-	289
Add pro-rata share of:
Other income	-	51	-	68
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,733	1,286	5,462	2,005
Gain on sale of joint venture interest, net of fees	-	(2)	-	5,322
Net (loss) income attributable to common stockholders	$(5,043)	$(582)	$(9,179)	$2,731

(1) Same Store sales for the three months ended June 30, 2016 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, Lansbrook Village, ARIUM Grandewood, Fox Hill, and Park & Kingston.

(2) Same Store sales for the six months ended June 30, 2016 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments,Village Green of Ann Arbor, Lansbrook Village, and ARIUM Grandewood.

29